Exhibit 99.1

                       DPAC Technologies Reports Financial
               Results for the First Quarter of Fiscal Year 2006


    GARDEN GROVE, Calif.--(BUSINESS WIRE)--July 14, 2005--DPAC Technologies Corp. (Nasdaq:DPAC), a technology company that provides embedded wireless networking and connectivity products, today reported results for its first quarter of fiscal year 2006, ended May 31, 2005. For comparative purposes the Company has reclassified certain financial information appearing in this press release as it relates to information for the quarter ended May 31, 2004 to present the memory stacking product line and the industrial, defense and aerospace ("IDA") product line as discontinued operations.

    Operating Results

    For the first fiscal quarter, net sales from continuing operations were $264,000 compared to net sales of $401,000 for the first quarter of the previous year. The current year net sales consisted of $256,000 of Airborne product shipments and $8,000 of revenues derived from engineering contracts, as compared to the previous year's first quarter, which consisted of $253,000 of Airborne product shipments and $148,000 of revenues derived from engineering development contracts. The Company's net loss from continuing operations totaled $1.2 million, or $(0.05) per share. The net loss from continuing operations for the prior year's first quarter was $1.4 million, or $(0.06) per share, and included $85,000 of restructuring charges. Selling and marketing expenses of $370,000 for the current year decreased by $125,000 from the prior year's first quarter, primarily due to reduced spending on marketing activities. The Company incurred a higher level of spending on marketing initiatives during the first quarter of fiscal year 2005 related to launching the Airborne wireless product line.
    Discontinued operations in the first quarter realized a gain of $278,000, or $0.01 per share, as compared to a loss of $956,000, or $(0.04) per share for the previous year's first quarter. The current year gain resulted primarily from royalties earned under a license for the sale and manufacture of IDA products and the subleasing of vacated manufacturing space, resulting in the reduction of the associated restructuring accrual.

    Balance Sheet Summary

    At May 31, 2005, DPAC had total assets of $2.8 million, including cash and cash equivalents of $1.3 million. This compares to total assets of $4.1 million at February 28, 2005, which included $2.7 million in cash and cash equivalents and $164,000 of assets related to discontinued operations. Working capital at May 31, 2005 was $423,000 compared to $1.5 million at February 28, 2005. As a result of the recurring operating losses and anticipated need for additional capital in the next twelve months, Moss Adams LLP, the Company's independent registered public accounting firm, has included a going-concern emphasis paragraph in its auditor's report on the Company's year end February 28, 2005 financial statements.

    Comment and Outlook

    Kim Early, DPAC's Chief Executive Officer, stated, "The decline in our first quarter revenues was disappointing. It was caused primarily by delays in new product launches from our customer base. However, our backlog of customer orders increased to approximately $1 million at the end of the first quarter and has subsequently further increased to approximately $1.5 million during the course of our second quarter."
    Mr. Early continued, "The first quarter revenue performance places additional strain on our limited financial resources. We continue to work on securing the necessary financing to close the previously announced stock for stock acquisition of QuaTech, Inc. We are also exploring financing arrangements to sustain the company while we continue to work on the QuaTech transaction."

    About DPAC Technologies

    Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC's wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company's web site address is www.dpactech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. Our financial resources could run out before we realize our goals. The QuaTech merger transaction is and shall continue to be subject to numerous conditions and contingencies until the transaction is completed. DPAC Technologies Corp. will provide further detailed information to its shareholder as and when required to solicit their consent. The transaction's costs and diversion of management attention could negatively impact results. Other factors that affect DPAC's business and its ability to conclude a merger transaction include, but are not limited to, that our Airborne(TM) products are new, that we sell to original equipment manufacturers for new product introductions by them, and that all of these are subject to risks and uncertainties regarding new product introductions such as uncertainty of market acceptance. The parties need additional financing to complete the transactions as envisioned. Such financing may not be available on favorable terms. Also, there can be no assurance that such transaction will be completed, or if completed that it will be successful. The transaction would involve in a change of control, in that it is likely that voting control of DPAC may be given to former shareholders of QuaTech, and if the principal former shareholders of QuaTech were to act in concert, they might be able to elect a majority of DPAC's Board of Directors. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission (SEC) filings made by the Company on Forms 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

    Additional Information:

    DPAC and QUATECH strongly urge their respective shareholders to read the relevant documents related to this transaction as and when filed by DPAC with the SEC, because they shall contain important information all the shareholders should consider. All DPAC's SEC filings are made available free of charge at the SEC web site (www.sec.gov). Such documents, when filed, also are made available free of charge by DPAC. On April 27, 2005 DPAC filed a Form 8-K containing the current agreement between DPAC and QUATECH. This news release is neither a solicitation of any proxies nor an offer of any securities of any kind whatsoever. No securities mentioned herein have been registered or authorized or approved by any federal or state securities regulator or commission.


                       DPAC Technologies Corp.
                  Condensed Balance Sheet Information
                             (Unaudited)
                              (in 000's)

                                                May 31,   February 28,
                                                 2005         2005
                                             ------------ ------------
CURRENT ASSETS:
  Cash and cash equivalents                       $1,285       $2,694
  Accounts receivable, net                           162          253
  Inventories                                        291          147
  Prepaid expenses and other current assets          444          279
  Current assets of discontinued operations           53          164
                                             ------------ ------------
    Total current assets                           2,235        3,537

Property, net                                        215          230
Other assets                                         314          364

                                             ------------ ------------
TOTAL                                             $2,764       $4,131
                                             ============ ============

CURRENT LIABILITIES:
  Note payable                                       $60         $148
  Accounts payable                                   387          399
  Accrued compensation                               137          173
  Accrued restructuring costs - current              606          627
  Other accrued liabilities                          231          176
  Current liabilities of discontinued
   operations                                        390          468
                                             ------------ ------------
Total current liabilities                          1,811        1,991

Accrued restructuring costs                          112          258
Non-current liabilities of discontinued
 operations                                          307          443

Net stockholders' equity                             534        1,439

                                             ------------ ------------
TOTAL                                             $2,764       $4,131
                                             ============ ============



                        DPAC TECHNOLOGIES CORP.
                     Condensed Statement of Income
                              (Unaudited)
                              (in 000's)

                                               For the Quarter Ended:
                                                       May 31,
                                               -----------------------
                                                  2005        2004
                                               ----------- -----------
Net Sales - Continuing Operations                    $264        $401
Cost of sales                                         208         357
                                               ----------- -----------
Gross profit                                           56          44

COSTS AND EXPENSES:
  Sales and marketing                                 370         495
  Research and development                            315         314
  General and administrative                          562         577
  Goodwill impairment charge
  Restructuring charges                                            85
                                               ----------- -----------
    Total costs and expenses                        1,247       1,471

LOSS FROM OPERATIONS                               (1,191)     (1,427)
                                               ----------- -----------

INTEREST INCOME                                         8           8
                                               ----------- -----------
LOSS BEFORE INCOME TAX BENEFIT                     (1,183)     (1,419)
INCOME TAX PROVISION                                    -           -
                                               ----------- -----------
LOSS FROM CONTINUING OPERATIONS                    (1,183)     (1,419)

DISCONTINUED OPERATIONS, Net                          278        (956)
                                               ----------- -----------
NET LOSS                                             (905)     (2,375)
                                               =========== ===========

NET GAIN (LOSS) PER SHARE:
  Continuing Operations - Basic and diluted        $(0.05)     $(0.06)
                                               =========== ===========
  Discontinued Operations - Basic and diluted       $0.01      $(0.04)
                                               =========== ===========
  Net Loss - Basic and diluted                     $(0.04)     $(0.11)
                                               =========== ===========

  Basic and diluted shares                         23,745      22,076
                                               ----------- -----------


    CONTACT: DPAC Technologies Corp.
             Stephen Vukadinovich or Kim Early, 714-898-0007
             Steve.Vukadinovich@dpactech.com
             Kim.Early@dpactech.com